Stevens & Lee
Lawyers & Consultants
111 North 6th Street
P.O. Box 679
Reading, PA 19603-0679
(610) 478-2000 Fax (610) 376-5610
www.stevenslee.com
February ___, 2007
Board of Directors
First Priority Financial Corp.
2 West Liberty Boulevard, Suite 104
Malvern, PA 19355
Re: Acquisition of all of the Capital Stock of First Priority Bank by First Priority Financial Corp.
Ladies and Gentlemen:
     You have asked us to provide you with our opinion regarding certain material federal income tax consequences of the proposed acquisition (the “Acquisition”) by newly-formed First Priority Financial Corp., a Pennsylvania corporation (the “Holding Company”), of all of the outstanding common stock of First Priority Bank, a Pennsylvania banking corporation (the “Bank”), as provided in the Agreement of Reorganization and Merger between the Holding Company and the Bank, dated February      , 2007 (the “Reorganization Agreement”). The Acquisition is further described in and will be in accordance with Holding Company’s Securities and Exchange Commission Form S-4 Registration Statement (the “Registration Statement”) with which this opinion letter is being filed.
     The Acquisition is structured, and will be completed, as an exchange by the Bank’s shareholders of their Bank voting common stock (the “Bank Common Stock”) and warrants to acquire Bank voting common stock for Holding Company voting common stock and warrants to acquire Holding Company voting common stock. The exchange will be made on a one-share-for-one-share and one-warrant-for-one-warrant basis. The Bank Common Stock is the only class of stock presently outstanding and will be the only class of capital stock of the Bank outstanding as of the Effective Date. Bank shareholders will be entitled to exercise their statutory rights of dissent to the Acquisition and be paid in cash for their Bank Common Stock by the Bank in accordance with the provisions of Pennsylvania law. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Reorganization Agreement.
     We have acted as counsel to Holding Company and the Bank in connection with the Acquisition. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at
Philadelphia   •   Reading   •   Valley Forge   •   Lehigh Valley   •   Harrisburg   •   Lancaster   •   Scranton
Williamsport    •   Wilkes-Barre   •   Princeton   •   Cherry Hill   •   New York   •   Wilmington
A PROFESSIONAL CORPORATION

Stevens & Lee
Lawyers & Consultants
Board of Directors, First Priority Financial Corp.
February      , 2007

all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):
     1. the Registration Statement;
     2. the Reorganization Agreement;
     3. the Officer’s Certificate provided to us; and
     4. such other instruments and documents related to Holding Company and the Bank as we have deemed necessary or appropriate.
     In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:
     1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
     2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant;
     3. the Acquisition will be consummated pursuant to the Reorganization Agreement and will be effective under the law of the Commonwealth of Pennsylvania and applicable federal and state banking laws; and
     4. at all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of the Bank has represented or will represent equity for tax purposes; (ii) no outstanding equity of the Bank has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Bank capital stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of applying Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, and if the Acquisition is consummated in accordance with the provisions of the Reorganization Agreement (and without any waiver,

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Stevens & Lee
Lawyers & Consultants
Board of Directors, First Priority Financial Corp.
February      , 2007

breach or amendment of any of the provisions thereof), we are of the opinion that the statements made under the caption “Tax Consequences” in the Registration Statement, insofar as they constitute statements of law or legal conclusions, are correct in all material respects.
     Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.
     As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Acquisition. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.
     This opinion is being delivered to the Board of Directors solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon or utilized for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours, STEVENS & LEE, P. C.
/s/ Stevens & Lee, P.C.